Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Amended and Restated 1999 Stock Incentive Plan of Ameristar Casinos, Inc. of our reports dated March 16, 2006, with respect to the consolidated financial statements of Ameristar Casinos, Inc., Ameristar Casinos, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Ameristar Casinos, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Las Vegas, Nevada
March 16, 2006